Exhibit 2.3

ASSIGNMENT AND ASSUMPTION OF LEASE AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION OF LEASE AGREEMENT (this “Assignment”) is made and entered into as of June 8, 2009 by and among COFFMAN STAIRS, LLC, a Delaware limited liability company ( “Assignor”) and WM COFFMAN LLC, a Delaware limited liability company (“Assignee”).

RECITALS

WHEREAS, pursuant to the Lease Agreement dated as of March 30, 2007 (as amended and restated from time to time, the “Lease”), by and among AGNL Coffman, L.L.C. (“AGNL Coffman”), as Landlord, and Coffman Stairs, LLC (“Coffman Stairs”) and Visador Holding Company (“Visador”), jointly and severally, as Tenant, AGNL Coffman leased to Coffman Stairs and Visador the premises located at 1000 Industrial Road, 1500 Industrial Road and 320 Johnston Road in Marion, Virginia (the “Premises”);

WHEREAS, pursuant to the Asset Purchase Agreement dated as of June 8, 2009 (the “Asset Purchase Agreement”) by and among Assignor and Assignee, Assignor has agreed to sell to Assignee, and Assignee has agreed to purchase from Assignor, substantially all of Assignor’s assets, including, without limitation, all of Assignor’s right, title and interest as Tenant under the Lease (the “Asset Sale”);

WHEREAS, pursuant to Paragraph 21(j) of the Lease, the Asset Sale requires the consent of Landlord;

WHEREAS, simultaneously with the execution of and delivery of this Assignment, Visador has transferred, conveyed and assigned all of its right, title and interest in and to the Lease to Assignor pursuant to Paragraph 3 of the Consent Agreement to which this Assignment is attached as Exhibit A; and

WHEREAS, Landlord has agreed to grant such consent on the condition that Assignor and Assignee enter into an agreement substantially in the form of this Assignment.

NOW, THEREFORE, in consideration of the recitals and the respective covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

1.             Assignment.  Effective as of the date hereof (the “Assignment Date”), Assignor hereby transfers, conveys and assigns unto Assignee, and Assignee hereby accepts from Assignor, for good and valuable consideration, received and paid respectively, all of the right, title and interest of Assignor, as Tenant, in, to and under the Lease and Assignee hereby assumes all rights, obligations and liabilities of Assignor under the Lease.

2.             Assignee’s and Assignor’s Liability.  Assignee hereby attorns to Landlord and assumes and agrees to perform directly to and for the benefit of Landlord all of the obligations of Assignor under the Lease, whenever arising, whether before or after the Assignment Date, and to comply with all of the terms, covenants and provisions of the Lease as if Assignee were the original Tenant under the Lease.  Assignee further agrees to enter a First Amendment of Lease Agreement substantially in the form of Exhibit A.

3.             Authority.  Each of the parties hereto represents and warrants to the other (and to the Landlord) that such party is duly organized and validly existing and is authorized to do business in the State where the Premises are located, that this Assignment has been authorized by all necessary parties on behalf of such party, is validly executed by authorized officers or partners of such party and is binding upon and enforceable against such party in accordance with its terms.

4.             Choice of Law.  This Assignment and the obligations arising hereunder shall be governed by, and construed in accordance with, the laws of the State of New York.  To the fullest extent permitted by law, the parties unconditionally and irrevocably waive any claim to assert that the law of any other jurisdiction governs this Assignment.  Any legal suit, action or proceeding arising out of or relating to this Assignment shall be instituted in a Federal or state court sitting in the State of New York and the parties waive any objection which either of them may now or hereafter have to the laying of venue of any such suit, action or proceeding in such state, and the parties hereby expressly and irrevocably submit to the jurisdiction of any such court in any suit, action or proceeding.

(Signature page follows.)

IN WITNESS WHEREOF, the parties hereby have caused this Assignment to be duly executed as of the day and year first written above.

ASSIGNOR:

COFFMAN STAIRS, LLC,
a Delaware limited liability company

By:	/s/ William E. Smith
	Name:	William E. Smith
	Title:	President

ASSIGNEE:

WM COFFMAN LLC,
a Delaware limited liability company

By:	/s/ Joseph A. Molino, Jr.
	Name:	Joseph A. Molino, Jr.
	Title:	Vice President

Consented to:

AGNL COFFMAN, L.L.C.,
a Delaware limited liability company

By:	AGNL Manager, Inc.,
a Delaware corporation

By:	/s/ Gordon J. Whiting
Name:	Gordon J. Whiting
Title:	Vice President and Managing Director